Exhibit 10.1

As of November 15, 2004

Charles Zhang

Chairman of the Board

Sohu.com Inc.

15F Bright China Chang An Building

Beijing China

Dear Charles,

Please accept my formal resignation as follows:

a) Effective at the close of business on March 31, 2005 (the “Effective Date”), subject to the acceptance of my resignation by the Board of Directors of Sohu.com Inc. (“SOHU”), I hereby resign from all officer, manager and director positions I hold in SOHU and all affiliated and related entities (collectively with SOHU, the “Sohu Group”). Beginning at that time I will cease having any rights to use any titles in such entities or with respect to any of the businesses operated by the Sohu Group.

b) Commencing on April 1, 2005 and ending September 30, 2005 (the “Consulting Period”), I will serve as a part-time consultant to SOHU reporting to Charles Zhang. My consulting fees shall be $68,000 (gross) in total, which shall be paid on a monthly basis at the rate of $11,333 (gross) per month. The scope of my consulting services will be limited to strategic and major partnership matters. During the consulting period, I will be free to seek full-time employment or to serve as a board director or to provide consulting services to other entities, provided that I will devote such hours to my consulting duties for SOHU as reasonably requested by SOHU.

c) I agree that, for a period of one year after the end of the Consulting Period (the “Non-compete Period”), I will not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved with any Competitor without the prior written authorization of SOHU. “Competitor” means any horizontal portal business of the type and character of business in which SOHU engages and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that produces, distributes or provides the same or substantially similar kind of product or service to any product or service provided by SOHU and includes, without limitation, Sina, Yahoo, Tom and Netease. SOHU and I agree that this paragraph and the paragraph below will replace Section 1 and Section 2 of the Employee Non-Competition, Non-Solicitation, Confidential Information and Work Product Agreement (the “Employee Obligations Agreement”) I entered into with SOHU, but that all other provisions of the Employee Obligations Agreement will survive the termination of my employment in accordance with its terms.

d) I hereby agree that, after the termination of my employment and during the Non-compete Period, I will not, directly or indirectly, by any means, cause other employees at SOHU to resign, or employ other employees at SOHU to serve for me or other entities.

e) SOHU agrees that my health insurance benefits and life insurance at the same level as is described in Section 4(b) and Section 4(c) of the Employment Agreement (the “Employment Agreement”), effective as of January 1, 2003, between SOHU and me will be continued through December 31, 2005.

f) SOHU agrees that I will continue to receive through September 30, 2005 the base annual salary provided in Section 3(a) of the Employment Agreement and the housing allowance provided in Section 4(d) of the Employment Agreement.

g) SOHU agrees that, notwithstanding anything to the contrary in Sohu’s 2000 Stock Incentive Plan (“Incentive Plan”) or the applicable agreements and certificates, my options to purchase common stock of SOHU will continue to vest through September 30, 2005 in accordance with the vesting schedules provided in the applicable agreements and, to the extent vested, will be exercisable by me through March 31, 2006 in accordance with the Incentive Plan.

h) SOHU agrees that I will receive a bonus for the period from January 1, 2005 through March 31, 2005 pro-rated for such period, to the extent of any bonus that I would have received for the entire 2005 year.

i) Except for Section 6(f), Section 7(c) and Sections 8, 9, 10, 11 and 12 of the Employment Agreement, which will survive indefinitely, SOHU and I hereby agree that the Employment Agreement will be terminated effective as of the Effective Date.

j) I hereby agree, on my own behalf, and on behalf of my heirs, successors and assigns, that the terms of this letter agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, I have or may have, or have ever had from the beginning of the world to this date, against any member of the Sohu Group, or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of my employment with SOHU, and the termination of such employment. This release does not release SOHU from any of its obligations under this letter agreement.

k) In exchange for my promises and agreements contained herein, and subject in all events to the effectiveness of this letter agreement, SOHU agrees that the terms of this letter agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against me through the date it has signed this letter agreement, in any way related to or arising out of my employment with SOHU and the termination of such employment. This release does not release me from, or waive any of the rights of SOHU or any other member of the Sohu Group with respect to, (i) any of my obligations under this letter agreement or (ii) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

l) I understand and acknowledge that this letter agreement is subject to approval of SOHU’s Board of Directors, and will have no force or effect until so approved.

Very truly yours,

/s/ Victor Koo
Victor Koo

Accepted and agreed to:

By:	/s/ Charles Zhang
Charles Zhang
Sohu.com Inc.
Chairman of the Board and Chief Executive Officer